  EXHIBIT 99.1

 NEWS RELEASE

TSX: SCY

                                May 24, 2022

                                NR 22-03

 www.scandiummining.com

SCANDIUM INTERNATIONAL MINING ANNOUNCES CLOSING OF FIRST TRANCHE OF NON-BROKERED PRIVATE PLACEMENT

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISSEMINATION DIRECTLY, OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES

Reno, Nevada, May 24, 2022 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce the closing of the first tranche of the Company’s private placement first announced on April 19, 2022 (the “Offering”). Within the first tranche, the Company raised aggregate gross proceeds of C$2,085,250 through the sale of 23,169,444 units (each, a “Unit”) at a price of C$0.09 per Unit. The Company expects to close the second tranche of the Offering on or about June 3, 2022.

Each Unit issued pursuant to the first tranche consists of one common share of the Company (a “Common Share”) and one share purchase warrant (a “Warrant”). Each Warrant will entitle the holder to acquire a Common Share at C$0.1075 for sixty (60) months until May 20, 2027.

In connection with the first tranche, the Company paid to an eligible finder C$10,350 in cash.

Certain insiders of the Company including unanimous participation by all board members (two directly and two indirectly through Scandium Investments LLC, the company’s largest shareholder) have subscribed for an aggregate of 7,377,222 Units for aggregate gross proceeds of C$663,950. Scandium Investments LLC invested US$500,000 in the first tranche. The participation by these insiders within the Offering will support advancement of the Company’s renewed focus on the Nyngan Scandium Project and general working capital purposes.

The issuance of the Units to the insiders are considered related party transactions within the meaning of TSXV Policy 5.9 and Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company has relied on the exemptions from the formal valuation and minority approval requirements under sections 5.5(a) and 5.7(1)(a) of MI 61-101, on the basis that the participation by the insiders does not exceed 25% of the market capitalization of the Company.

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The net proceeds from the sale of the Units will be used towards the development of the Company’s scandium minerals properties and for general and administrative expenses. The Offering is conditional upon receipt of required regulatory approvals, including the approval of the TSX.

The securities issued and issuable pursuant to the Offering, will be subject to a four month statutory hold period in accordance with applicable Canadian securities laws. The securities will also be subject to restrictions under U.S. securities laws, which generally restrict any resales for a period of six months.

Scandium Investments LLC’s Report on Ownership of Shares of the Company

On May 20, 2022, Scandium Investments LLC (“SIL”), a limited liability company existing under the laws of Nevada, acquired 7,202,222 Units at a price of $0.09 per Unit for the aggregate purchase price of $648,199.98 pursuant to the Offering. Each Unit consists of one Common Share and one Warrant. Each Warrant entitles the holder to acquire one additional Common share of the Company at an exercise price of $0.1075 per share until May 20, 2027.

Immediately prior to the Offering, SIL owned 66,268,694 Common Shares, representing 20.84% of the then issued and outstanding Common Shares of the Company. As a result of the foregoing Offering, SIL owns and/or has control over 73,470,916 Common Shares of the Company and SIL’s ownership of the issued and outstanding Common Shares of the Company increased from 20.84% to 21.53% on an undiluted basis. In addition, SIL acquired 7,202,222 Warrants pursuant to the Offering. If SIL were to exercise all of its Warrants, SIL would own 80,673,138 Common Shares of the Company, representing 23.15% of the issued and outstanding Common Shares of the Company on a partially diluted basis, assuming no further Common Shares of the Company have been issued.

SIL acquired the securities for investment purposes. SIL may, depending on the market and other conditions, increase or decrease its beneficial ownership of the Company’s securities, whether in the open market, by privately negotiated agreements or otherwise, subject to a number of factors, including general market conditions and other available investment and business opportunities.

The disclosure respecting SIL’s shareholdings contained in this press release is made pursuant to Multilateral Instrument 62-103 and a report respecting the above acquisition will be filed with the applicable securities commissions using the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) and will be available for viewing at www.sedar.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States of America. The securities have not been and will not be registered under the United States Securities Act of 1933 (the “1933 Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons (as defined in the 1933 Act) unless registered under the 1933 Act and applicable state securities laws, or an exemption from such registration is available.

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ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project is 100% owned by the Company, through our Australian subsidiary, EMC Metals Australia Pty Ltd.

The Company filed a NI 43-101 technical report in May 2016, titled ”Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

For inquiries to Scandium International Mining Corp, please contact:

Peter Evensen (CEO)

Tel: (702) 703-0178

Harry de Jonge (Comptroller)

Tel: (702) 703-0178

Email: ir@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include but are not limited to statements regarding the Offering, the use of proceeds, closing of the second tranche of the Offering, and TSX approval. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company’s actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to uncertainty in the demand for scandium. Forward-looking statements are based on the beliefs, opinions and expectations of the Company’s management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

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